Exhibit 4.5

DESCRIPTION OF SECURITIES

The following description of capital stock of Meta Materials Inc. (the “Company,” “we,” “us” and “our”) summarizes certain provisions of our articles of incorporation, as amended (the “Articles of Incorporation”), and our amended and restated bylaws, as amended (the “Bylaws”). The description is intended as a summary, and is qualified in its entirety by reference to our Articles of Incorporation and our Bylaws, copies of which have been filed as exhibits to the Annual Report on Form 10-K of which this Exhibit 4.6.0 is a part (the “Form 10-K”).

On January 29, 2024, we effected a reverse split of our common stock at a ratio of 1-for-100 (the “Reverse Stock Split”). Unless otherwise indicated, all share amounts, per share data, share prices, exercise prices and conversion rates set forth herein have, where applicable, been adjusted retroactively to reflect the Reverse Stock Split (subject to adjustment for fractional shares).

General

Our authorized capital stock consists of 10,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”), and 200,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”).

Common Stock

Voting Rights

Each holder of our Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of the stockholders.

Dividends

The holders of our Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of legally available funds.

The payment by us of dividends, if any, in the future rests within the discretion of our Board of Directors and will depend, among other things, upon our earnings, capital requirements and financial condition, as well as other relevant factors.

We have neither declared nor paid any cash dividends on our preferred or Common Stock. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and do not anticipate paying any cash dividends on our preferred or Common Stock.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in all aspects of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after payment to the holders of Preferred Stock, if any.

No Preemptive or Similar Rights

Holders of our Common Stock do not have preemptive subscription, redemption or conversion rights under our Articles of Incorporation. There are no sinking fund provisions applicable to the Common Stock.

No Cumulative Voting

Cumulative voting in the election of Directors is not permitted.

Preferred Stock

Our Board of Directors can, without approval of our stockholders, issue one or more series of Preferred Stock and determine the number of shares of each series and the rights, preferences, and limitations of each series. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of our authorized Preferred Stock. If we offer Preferred Stock, a more specific description will be filed with the SEC, and the designations and rights of such Preferred Stock will be described in a prospectus supplement, including the following terms:

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the series, the number of shares offered, and the liquidation value of the Preferred Stock;
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the price at which the Preferred Stock will be issued;
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the dividend rate, the dates on which the dividends will be payable, and other terms relating to the payment of dividends on the Preferred Stock;
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the liquidation preference of the Preferred Stock;
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the voting rights of the Preferred Stock;
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whether the Preferred Stock is redeemable, or subject to a sinking fund, and the terms of any such redemption or sinking fund;
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whether the Preferred Stock is convertible, or exchangeable for any other securities, and the terms of any such conversion or exchange; and
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any additional rights, preferences, qualifications, limitations, and restrictions of the Preferred Stock.

The description of the terms of the Preferred Stock that will be set forth in an applicable prospectus supplement will not be complete and will be subject to and qualified in its entirety by reference to the certificate of designation relating to the applicable series of Preferred Stock. The registration statement, of which this prospectus forms a part, will incorporate by reference the certificate of designation as an exhibit.

Undesignated Preferred Stock may enable our Board of Directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger, or otherwise and to thereby protect the continuity of our management. The issuance of shares of Preferred Stock may adversely affect the rights of the holders of our Common Stock. For example, any Preferred Stock issued may:

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rank prior to our Common Stock as to dividend rights, liquidation preference, or both;
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have full or limited voting rights; and
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be convertible into shares of Common Stock.

As a result, the issuance of shares of Preferred Stock may:

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discourage bids for our Common Stock; or
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otherwise adversely affect the market price of our Common Stock or any then existing Preferred Stock.

Any Preferred Stock will, when issued, be fully paid and non-assessable.

Series B Special Voting Preferred Stock and Exchangeable Shares

Voting Rights

We have designated one share of our Preferred Stock as Series B Special Voting Preferred Stock (the “Special Voting Share”).

With respect to all meetings of the stockholders of the Company at which the holders of Common Stock are entitled to vote (each, a “Stockholder Meeting”) and with respect to any written consents sought by the Company from the holders of such Common Stock (each, a “Stockholder Consent”), the holder of the Special Voting Share shall vote together with the holders of Common Stock as a single class except as otherwise required under applicable law, and the holder of the Special Voting Share shall be entitled to cast on such matter a number of votes equal to one vote plus the number of Exchangeable Shares (the “Exchangeable Shares”) of 2798832 ONTARIO INC., a corporation existing under the laws of the Province of Ontario (“Canco”), outstanding as of the record date for determining stockholders entitled to vote at such Stockholder Meeting or in connection with the applicable Stockholder Consent (i) that are not owned by the Company or its affiliates and (ii) as to which the holder of the Special Voting Share has received voting instructions from the holders of such Exchangeable Shares in accordance with the Voting and Exchange Trust Agreement (the “Trust Agreement”) by and among the Company, Canco and the trustee thereunder.

Dividends

The holder of the Special Voting Share is not entitled to receive any dividends declared by the Board of Directors.

Right to Receive Liquidation Distributions

Upon liquidation, dissolution or winding up of the Company, the holder of Special Voting Share is not entitled to receive any assets of the Company available for distribution to its stockholders.

Conversion of Exchangeable Shares

The Exchangeable Shares are convertible into Common Stock on a 1-for-1 basis at the options of the holders of such shares.

Description of Warrants

Pre-Funded Common Stock Warrants

This summary is subject to and qualified in its entirety by the form of pre-funded warrant, which was filed as Exhibit 4.1 to the Current Report on Form 8-K filed with the SEC on February 21, 2024.

General

The pre-funded warrants represent rights to purchase up to an aggregate of 250,000 shares of Common Stock. As of the date of our Form 10-K, all pre-funded warrants have been exercised.

Exercise

Each pre-funded warrant has an exercise price of $0.001 per share and is exercisable commencing on the date of issuance until exercised in full. The pre-funded warrants will be exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

Exercise Price Adjustment

The exercise price is subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

Limitations on Exercise

The holder (together with its affiliates) may not exercise any portion of such holder’s pre-funded warrants to the extent that the holder would own more than 9.99% (or, at the election of the holder, 4.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s pre-funded warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the pre-funded warrants.

Cashless Exercise

In lieu of making the cash payment otherwise contemplated to be made to us upon exercise of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the pre-funded warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the pre-funded warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person (other than for the purpose of changing our name or jurisdiction of incorporation), the acquisition of 50% or more of our outstanding shares of our Common Stock or 50% or more of the voting power of our common equity, any purchase offer, tender offer or exchange offer that has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, then upon any subsequent exercise of a pre-funded warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our Common Stock for which the pre-funded warrant is exercisable immediately prior to such event.

Transferability

Subject to applicable laws, a pre-funded warrant may be transferred at the option of the holder upon surrender of the pre-funded warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of the pre-funded warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the exercise price.

Right as a Stockholder

Except as otherwise provided in the pre-funded warrants or by virtue of the holder’s ownership of shares of our Common Stock, such holder of pre-funded warrants does not have the rights or privileges of a holder of our Common Stock, including any voting rights, until such holder exercises such holder’s pre-funded warrants. The pre-funded warrants provide that the holder of the pre-funded warrants has the right to participate in distributions or dividends paid on our shares of Common Stock.

Subsequent Offerings

If, at any time while the Warrants are outstanding, we grant, issue or sell any Common Stock Equivalents (as such term is defined in the Warrants) or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then the holders of the such Warrants will be entitled to acquire, upon terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exercise of such Warrants (without regard to any limitations on exercise thereof, including without limitation, the beneficial ownership limitation).

Pro Rata Distributions

If, at any time while the pre-funded warrants are outstanding, we declare or make a dividend or other distribution of assets (or rights to acquire assets) to all holders of our Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (other than dividends or distributions subject to the applicable Warrant) (a “Distribution”), then, in each such case, the holders shall be entitled to participate in such Distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of Common Stock acquirable upon complete exercise of the applicable pre-funded warrants (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation).

Registered Common Stock Warrants

The material terms and provisions of the common stock warrants issued in June 2022 (the “June 2022 Warrants), April 2023 (the “April 2023 Warrants”), December 2023 (the “December 2023 Warrants”) and February 2024 (the “February 2024 Warrants,” and together with the June 2022 Warrants, the April 2023 Warrants and the December 2023 Warrants, the “Warrants”) are summarized below. This summary is subject to and qualified in its entirety by the forms of June 2022 Warrant, April 2023 Warrant, December 2023 Warrant, and February 2024 Warrant, which were filed as Exhibits 4.1, 4.1, 4.1 and 4.2, respectively, to the Current Reports on Form 8-K filed with the SEC on June 27, 2022, April 14, 2023, December 6, 2023 and February 21, 2024, respectively.

General

As of the date of our Form 10-K, the June 2022 Warrants represent rights to purchase up to an aggregate of 373,373 shares of Common Stock, the April 2023 Warrants represent rights to purchase up to an aggregate of 828,083 shares of Common Stock, the December 2023 Warrants represent rights to purchase up to an aggregate of 750,000 shares of Common Stock, and the February 2024 Warrants represent rights to purchase up to 850,000 shares of Common Stock.

Exercise

The exercise price of 111,112 of the June 2022 Warrants is $175 per share, which Warrants are exercisable commencing on the date that is six months from the date of issuance until the date that is five and a half years from the date of issuance. The exercise price of 259,261 of the June 2022 Warrants is $9.50, which Warrants are exercisable commencing on (a) December 4, 2023 with respect to an aggregate of 230,001 of such Warrants, until the date that is the five-year anniversary of December 6, 2023 and (b) the date that is six months after December 6, 2023 with respect to an aggregate of 29,260 of such Warrants, until the date that is five years from the initial exercise date.

The April 2023 Warrants have an exercise price of $37.50 per share, are exercisable commencing on the date of issuance and may be exercised until the date that is five years from the issuance date. The warrants contain a down round provision that requires the exercise price to be adjusted if we sell shares of common stock below the current exercise price. See Exercise Price Adjustment section below.

The December 2023 Warrants have an exercise price of $9.50 per share, are exercisable commencing on the date that is six months from the date of issuance and may be exercised until the date that is five years from the initial exercise date.

The February 2024 Warrants have an exercise price of $3.91 per share, are exercisable commencing on the date of issuance and may be exercised until the date that is five years from the issuance date.

The Warrants are exercisable, at the option of the holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below).

On December 4, 2023, we entered into amendments of the June 2022 Warrants (the “June 2022 Warrant Amendments”) with certain holders of the June 2022 Warrants representing an aggregate of 259,261 shares of Common Stock. Pursuant to the June 2022 Warrant Amendments, (i) the exercise price per share was reduced to $9.50, (ii) the Initial Exercise Date (as defined in the June 2022 Warrants) was amended to be (a) immediately with respect to an aggregate of 230,001 Warrant Shares (as defined in the June 2022 Warrants) underlying the June 2022 Warrants, and (b) six months after December 6, 2023with respect to an aggregate of 29,260 Warrant Shares underlying the June 2022 Warrants, and (iii) the Termination Date (as defined in the June 2022 Warrants) was amended to be (a) the five-year anniversary of December 6, 2023, with respect to an aggregate of 230,001 Warrant Shares underlying the June 2022 Warrants, and (b) the five-year anniversary of the Initial Exercise Date, as amended, with respect to an aggregate of 29,260 Warrant Shares underlying the June 2022 Warrants. These amendments became effective on December 4, 2023.

On February 19, 2024, the Company entered into a letter agreement with an institutional investor in the Company’s February 2024 registered direct offering, pursuant to which the Company agreed to further amend certain June 2022 Warrants representing an aggregate of 74,075 shares of

Common Stock and December 2023 Warrants representing an aggregate of 250,000 shares of Common Stock held by the investor. Pursuant to the Letter Agreement, the exercise price per share of these amended June 2022 Warrants and December 2023 Warrants will automatically be reduced (if and only if such new exercise price on the repricing date is lower than the exercise price of the June 2022 Warrants and the December 2023 Warrants then in effect) to be the Minimum Price (as defined in Nasdaq Listing Rule 5635(d)) of the Common Stock on June 6, 2024.

Exercise Price Adjustment

The exercise prices of the Warrants are subject to adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Common Stock.

In addition, the April 2023 Warrants are subject to adjustment if, prior to the first anniversary of the issue date of the April 2023 Warrants, the Company grants, issues or sells shares of Common Stock for consideration per share that is less than the exercise price of the April 2023 Warrants in effect immediately prior to such grant, issuance or sale, subject to certain exclusions. As of the date of our Form 10-K, in accordance with the down round provision, the exercise price had been adjusted to $7.60, which represents the floor price specified in the down round provision of the April 2023 Warrants agreement. Consequently, the Exercise Price will not be subject to further adjustments, even in instances where our shares are issued at a lower valuation.

Limitations on Exercise

Subject to limited exceptions, the holder (together with its affiliates) may not exercise any portion of such holder’s Warrants to the extent that the holder would own more than 4.99% (or, in some cases, 9.99% at the election of the holder prior to issuance), of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants up to 9.99% of the number of shares of our Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the applicable Warrants.

Cashless Exercise

If, at the time a holder of Warrants exercises any such Warrants, a registration statement registering the issuance or resale of the shares of Common Stock underlying such Warrants under the Securities Act of 1933, as amended, is not then effective or available for the issuance of such shares, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the applicable Warrant.

Fundamental Transactions

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our shares of Common Stock, the sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of our assets, our consolidation or merger with or into another person (other than, in the case of the April 2023 Warrants, December 2023 Warrants and February 2024 Warrants, for the purpose of changing our name or jurisdiction of incorporation), the acquisition of 50% or more of our outstanding shares of our Common Stock or 50% or more of the voting power of our common equity, any purchase offer, tender offer or exchange offer that has been accepted by the holders of 50% or more of our outstanding Common Stock or 50% or more of the voting power of our common equity, then upon any subsequent exercise of a Warrant, the holder will have the right to receive as alternative consideration, for each share of our Common Stock that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of shares of Common Stock of the successor or acquiring corporation or of our company, if it is the surviving corporation, and any additional consideration receivable as a result of such transaction by a holder of the number of shares of our Common Stock for which such warrant is exercisable immediately prior to such event. Notwithstanding the foregoing, in the event of a fundamental transaction (subject to certain exclusions), the holders of the Warrants have the right to require us or a successor entity to purchase such Warrants from it for cash in the amount of the Black-Scholes Value (as defined in each Warrant) of the unexercised portion of such Warrants concurrently with or within 30 days following the consummation of a fundamental transaction.

However, in the event of a fundamental transaction which is not in our control, including a fundamental transaction not approved by our board of directors, a holder of the Warrants will only be entitled to receive from us or our successor entity, as of the date of consummation of such fundamental transaction the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the applicable Warrant that is being offered and paid to the holders of our Common Stock in connection with the fundamental transaction, whether that consideration is in the form of cash, stock or any combination of cash and stock, or whether the holders of our Common Stock are given the choice to receive alternative forms of consideration in connection with the fundamental transaction.

Transferability

Subject to applicable laws, the Warrants may be transferred at the option of the holder upon surrender of the applicable Warrant to us together with the appropriate instruments of transfer.

Fractional Shares

No fractional shares of Common Stock will be issued upon the exercise of any Warrants. Rather, the number of shares of Common Stock to be issued will, at our election, either be rounded up to the next whole share or we will pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the applicable exercise price.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of a holder’s ownership of shares of our Common Stock, holders of Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until such holder exercises its Warrants. The Warrants provide that the holders of the Warrants have the right to participate in distributions or dividends paid on our shares of Common Stock.

Subsequent Offerings

If, at any time while the Warrants are outstanding, we grant, issue or sell any Common Stock Equivalents (as such term is defined in the Warrants) or Purchase Rights, then the holders of the such Warrants will be entitled to acquire, upon terms applicable to such Purchase Rights, the aggregate Purchase Rights which the holder could have acquired if the holder had held the number of shares of Common Stock acquirable upon complete exerci se of such Warrants (without regard to any limitations on exercise thereof, including without limitation, the beneficial ownership limitation).

Pro Rata Distributions

If, at any time while the Warrants are outstanding we declare or make a dividend or other Distribution, then, in each such case, the holders of such Warrants shall be entitled to participate in such Distribution to the same extent that the holders would have participated therein if the holders had held the number of shares of Common Stock acquirable upon complete exercise of the applicable Warrants (without regard to any limitations on exercise hereof, including without limitation, the beneficial ownership limitation).

Anti-Takeover Provisions

Our Bylaws and Nevada law include certain provisions which may have the effect of delaying or deterring a change in control or in our management or encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board of Directors of directors rather than pursue non-negotiated takeover attempts. These provisions include authorized blank check Preferred Stock, restrictions on business combinations, and the availability of authorized but unissued Common Stock.

Listing

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “MMAT.”

Transfer Agent

The transfer agent for our Common Stock is Equiniti Trust Company, LLC.